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Exhibit 99.1
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FOR IMMEDIATE RELEASE
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                     AMBI NAMES NEW CHIEF EXECUTIVE OFFICER


         Purchase, New York, October 2, 2000 --- AMBI Inc. (Nasdaq: AMBI) announced today that Gail Montgomery has been appointed President, Chief Executive Officer and a director of the Company. Ms. Montgomery replaces Fredric
D. Price, who served as AMBI's President and Chief Executive Officer since 1994. Ms. Montgomery most recently served as Vice President of the Company's Nutrition 21 business, and has more than a decade of experience in senior executive positions in the health and nutrition products industry. During her tenure at AMBI, she successfully ran the Company's ingredients business which is the major portion of the Company's operations, and has been the principal architect of AMBI's marketing strategies.

         Ms. Montgomery said, "I am excited about the opportunity to build on the Company's financial base, its intellectual property estate and its recognized strengths in clinical development programs. We will continue to focus on our core competencies, and will work to maximize the efficiency of our operations."

         Ms. Montgomery also commented, "Mr. Price will be pursuing other business interests and will also be leaving our board of directors; however, we are grateful that he has agreed to become a consultant to AMBI's e-commerce nutrition education initiative."

         Mr. Price said, "I am pleased to have been at the helm as AMBI has transformed itself from a development firm focused on infectious disease products into a cutting-edge nutrition products company. The results of the last several fiscal years speak for themselves. With a strong foundation in place, I am confident that the Company will now fully realize the potential of its strong patent and product portfolio."

         AMBI develops and markets proprietary nutrition products and is developing an e-commerce nutrition education business.


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This press release may contain certain forward-looking statements. The words
"believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking

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statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3, the Prospectus dated April 25, 2000, and its Form 10-K/A for the year ended June 30, 2000. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

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AMBI Contacts:

  Gerald Shapiro, VP Finance and Admin. and CFO             (914) 701-4505

  Investor Relations                                        (914) 701-4545

  Web Site                                                  AMBI Inc.com